Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173509 on Form F-3 of our reports dated May 15, 2013 relating to the consolidated financial statements of Corpbanca and its subsidiaries (the “Bank”) (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the translation of Chilean peso amounts into U.S. dollar amounts), and the effectiveness of the Bank’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Corpbanca for the year ended December 31, 2012.

Santiago, Chile

May 15, 2013